Exhibit 10.25

SUBORDINATED NOTE PURCHASE AGREEMENT
This SUBORDINATED NOTE PURCHASE AGREEMENT (this “Agreement”) is dated as of October 5, 2015, and is made by and between WashingtonFirst Bankshares, Inc., a Virginia corporation (“Company”), and the purchaser of the Purchased Subordinated Note (as defined herein) named on the signature page hereto (the “Purchaser” and together with the other purchasers of Subordinated Notes in the Other Private Placements (as defined herein), the “Purchasers”).
RECITALS
WHEREAS, Company has requested that the Purchasers purchase from Company up to $25,000,000 in aggregate principal amount of Subordinated Notes (as defined herein), which aggregate amount is intended to qualify as Tier 2 Capital (as defined herein).
WHEREAS, concurrently with the purchase of the Purchased Subordinated Note contemplated herein, the Company has agreed to sell, and other purchasers (the “Other Purchasers”) have agreed to purchase, Subordinated Notes in private placements (the “Other Private Placements”), with the closing of such Other Private Placements to occur simultaneously with the closing of this transaction.
WHEREAS, Company has engaged Keefe, Bruyette & Woods, Inc. and Sandler O’Neill & Partners, L.P. as its exclusive placement agents (each, a “Placement Agent” and collectively, the “Placement Agents”) for the offering of the Subordinated Notes.
WHEREAS, each of the Purchasers is an institutional accredited investor as such term is contemplated by Rule 501 of Regulation D (“Regulation D”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).
WHEREAS, the sale of the Subordinated Notes by Company is being made pursuant to Rule 506(b) of Regulation D and pursuant to the Indenture (as defined below).
WHEREAS, the Purchaser is willing to purchase from Company a Subordinated Note (the “Purchased Subordinated Note”) in the principal amount set forth on the signature page hereto (the “Purchased Subordinated Note Amount”) in accordance with the terms, subject to the conditions and in reliance on, the recitals, representations, warranties, covenants and agreements set forth herein and in the Subordinated Notes.
NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:
AGREEMENT

1.DEFINITIONS.
1.1    Defined Terms. The following capitalized terms generally used in this Agreement and in the Subordinated Notes have the meanings defined or referenced below. Certain other capitalized terms used only in specific sections of this Agreement may be defined in such sections.
“Affiliate(s)” means, with respect to any Person, such Person’s immediate family members, partners, members or parent and Subsidiary corporations, and any other Person directly or indirectly controlling, controlled by, or under common control with said Person and their respective Affiliates.
“Agreement” has the meaning set forth in the preamble hereto.
“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Subordinated Note represented by a global certificate, the rules and procedures of the Depositary that apply to such transfer or exchange.
“Bank” means WashingtonFirst Bank, a Virginia state-chartered bank and wholly owned Subsidiary of Company.
“Business Day” means any day other than a Saturday, Sunday or any other day on which banking institutions in the Commonwealth of Virginia are permitted or required by any applicable law or executive order to close.
“Closing” has the meaning set forth in Section 2.2.
“Closing Date” means October 5, 2015.
“Code” has the meaning set forth in Section 4.14.
“Company” has the meaning set forth in the preamble hereto and shall include any successors to Company.
“Company’s Liabilities” means Company’s obligations under the Transaction Documents.
“Company’s SEC Reports” means (i) Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as filed with the SEC, (ii) Company’s Definitive Proxy Statement on Schedule 14A related to its 2015 Annual Meeting of Shareholders, as filed with the SEC, (iii) Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2015 and June 30, 2015, as filed with the SEC, or (iv) any Current Report on Form 8-K, as filed or furnished by Company with the SEC since January 1, 2015.
“CRA” has the meaning set forth in Section 4.21.
“Depositary” means The Depository Trust Company, or any other depositary appointed by Company, including any agent thereof; provided, however, that any such depositary must at all times have an address in the Borough of Manhattan, The City of New York.

“Disbursement” has the meaning set forth in Section 3.1.
“Environmental Laws” has the meaning set forth in Section 4.6.4.
“Equity Interest” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person which is not a corporation, and any and all warrants, options or other rights to purchase any of the foregoing.
“ERISA” has the meaning set forth in Section 4.14.
“ERISA Affiliate” has the meaning set forth in Section 4.14.
“Exchange Act” has the meaning set forth in Section 4.8.
“FCPA” has the meaning set forth in Section 4.18.
“FDIC” means the Federal Deposit Insurance Corporation.
“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America.
“Global Note” has the meaning set forth in Section 3.1.
“Governmental Agency(ies)” means, individually or collectively, any federal, state, county or local governmental department, commission, board, regulatory authority or agency (including, without limitation, each applicable Regulatory Agency) with jurisdiction over Company.
“Governmental Licenses” has the meaning set forth in Section 4.3.
“Hazardous Materials” means flammable explosives, asbestos, urea formaldehyde insulation, polychlorinated biphenyls, radioactive materials, hazardous wastes, toxic or contaminated substances or similar materials, including, without limitation, any substances which are “hazardous substances,” “hazardous wastes,” “hazardous materials,” or “toxic substances” under the Hazardous Materials Laws and/or other applicable environmental laws, ordinances or regulations.
“Hazardous Materials Laws” mean any laws, regulations, permits, licenses or requirements pertaining to the protection, preservation, conservation or regulation of the environment which relates to real property, including: the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Section 6901 et seq.; the Comprehensive Environment Response, Compensation and Liability Act of 1980, as amended (including the Superfund Amendments and Reauthorization Act of 1986), 42 U.S.C. Section 9601 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, as amended, 29 U.S.C. Section 651, the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Mine Safety and

Health Act of 1977, as amended, 30 U.S.C. Section 801 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; and all comparable state and local laws, laws of other jurisdictions or orders and regulations.
“Indebtedness” means and includes: (i) all items arising from the borrowing of money that, according to GAAP as in effect from time to time, would be included in determining total liabilities as shown on the consolidated balance sheet of Company or any Subsidiary of Company; and (ii) all obligations secured by any lien in property owned by Company or any Subsidiary of Company whether or not such obligations shall have been assumed; provided, however, Indebtedness shall not include deposits or other indebtedness created, incurred or maintained in the ordinary course of Company’s or Bank’s business (including, without limitation, federal funds purchased, advances from any Federal Home Loan Bank, secured deposits of municipalities, letters of credit issued by Company or Bank and repurchase arrangements) and consistent with customary banking practices and applicable laws and regulations.
“Indenture” shall mean the indenture, dated as of the date hereof, by and between Company and Wilmington Trust, National Association, substantially in the form attached hereto as Exhibit A, as the same may be amended or supplemented from time to time in accordance with the terms thereof.
“Leases” means all leases, licenses or other documents providing for the use or occupancy of any portion of any Property, including all amendments, extensions, renewals, supplements, modifications, sublets and assignments thereof and all separate letters or separate agreements relating thereto.
“Material Adverse Effect” means any one or more effects that individually or in the aggregate are material and adverse to Company’s ability to consummate the transactions contemplated herein or in the Transaction Documents or any one or more effects that individually or in the aggregate are material and adverse to the condition (financial or otherwise), earnings, affairs, business, prospects or results of operations of Company and Bank taken as whole, whether or not occurring in the ordinary course of business.
“Maturity Date” means October 15, 2025.
“Money Laundering Laws” has the meaning set forth in Section 4.19.
“OFAC” has the meaning set forth in Section 4.20.
“Other Private Placements” has the meaning set forth in the Recitals.
“Other Purchasers” has the meaning set forth in the Recitals.
“Person” means an individual, a corporation (whether or not for profit), a partnership, a limited liability company, a joint venture, an association, a trust, an unincorporated organization, a government or any department or agency thereof (including a Governmental Agency) or any other entity or organization.

“Placement Agent” and “Placement Agents” have the meanings set forth in the Recitals.
“Property” means any real property owned or leased by Company or any Affiliate or Subsidiary of Company.
“Purchased Subordinated Note” has the meaning set forth in the Recitals.
“Purchased Subordinated Note Amount” has the meaning set forth in the Recitals.
“Purchaser” and “Purchasers” have the meanings set forth in the preamble hereto.
“Registration Rights Agreement” means the registration rights agreement, dated as of the date hereof, by and among Company and the Purchasers in the form attached as Exhibit B hereto.
“Regulation D” has the meaning set forth in the Recitals.
“Regulatory Agencies” means any federal or state agency charged with the supervision or regulation of depositary institutions or holding companies of depositary institutions, or engaged in the insurance of depositary institution deposits, or any court, administrative agency or commission or other authority, body or agency having supervisory or regulatory authority with respect to Company, Bank or any of their Subsidiaries.
“Sarbanes-Oxley Act” has the meaning set forth in Section 4.12.
“SEC” means the Securities and Exchange Commission.
“Secondary Market Transaction” has the meaning set forth in Section 5.3.
“Securities Act” has the meaning set forth in the Recitals.
“Subordinated Note” means the Subordinated Note (or collectively, the “Subordinated Notes”) in the form attached as an exhibit to the Indenture, as amended, restated, supplemented or modified from time to time, and each Subordinated Note delivered in substitution or exchange for such Subordinated Note.
“Subsidiary” means with respect to any Person, any corporation or entity in which a majority of the outstanding Equity Interest is directly or indirectly owned by such Person.
“Tier 2 Capital” has the meaning given to the term “Tier 2 capital” in 12 C.F.R. Part 208 and 12 C.F.R. Part 250, as amended, modified and supplemented and in effect from time to time or any replacement thereof.
“Transaction Documents” has the meaning set forth in Section 3.2.1.
“Trustee” means the trustee reflected under the Indenture.
1.2    Interpretations. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words “hereof”, “herein” and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” when used in this Agreement without the phrase “without limitation,” shall mean “including, without limitation.” All references to time of day herein are references to Eastern Time unless otherwise specifically provided. All references to the Agreement and Subordinated Notes shall be deemed to be to such documents as amended, modified or restated from time to time. With respect to any reference in this Agreement to any defined term, (i) if such defined term refers to a Person, then it shall also mean all heirs, legal representatives and permitted successors and assigns of such Person, and (ii) if such defined term refers to a document, instrument or agreement, then it shall also include any replacement, extension or other modification thereof.
1.3    Exhibits Incorporated. All Exhibits attached are hereby incorporated into this Agreement.
2.    SUBORDINATED DEBT.
2.1    General Matters. Subject to the terms and conditions herein contained, Company proposes to issue and sell to the Purchaser the Purchased Subordinated Note, which will be issued pursuant to the Indenture, in an amount equal to the Purchased Subordinated Note Amount. The Purchaser agrees to purchase the Purchased Subordinated Note from Company on the Closing Date in accordance with the terms of, and subject to the conditions and provisions set forth in, this Agreement. The Purchased Subordinated Note Amount shall be disbursed in accordance with Section 3.1.
2.2    The Closing. The execution and delivery of the Transaction Documents (the “Closing”) shall occur at the offices of Company at 10:00 a.m. (local time) on the Closing Date, or at such other place or time or on such other date as the parties hereto may agree. The Closing shall occur simultaneously with the closing of the Other Private Placements.
2.3    Right of Offset. The Purchaser hereby expressly waives any right of offset it may have against Company.
2.4    Use of Proceeds. Company shall use the net proceeds from the sale of Subordinated Notes (including the Purchased Subordinated Note and Subordinated Notes sold in the Other Private Placements) for (i) subject to approval by applicable Regulatory Agencies, redemption of up to $8,898,000 aggregate liquidation amount of its Senior Non-Cumulative Perpetual Preferred Stock, Series D, (ii) redemption of up to $2,500,000 of certain outstanding subordinated notes of Bank and (iii) general corporate purposes.
3.    DISBURSEMENT.
3.1    Disbursement. On the Closing Date, assuming all of the terms and conditions set forth in Section 3.2 have been satisfied by Company and Company has executed and delivered to the Purchaser each of the Agreement and any other related documents in form and substance reasonably satisfactory to the Purchaser, the Purchaser shall disburse in immediately available funds the Purchased Subordinated Note Amount set forth next to its name on the signature page hereto to Company in exchange for an electronic securities entitlement through the facilities of the Depositary in accordance with Applicable Procedures in the Purchased Subordinated Note with a principal amount equal to such Purchased Subordinated Note Amount (the “Disbursement”). Company will deliver to the Trustee a global certificate representing the Subordinated Notes (the “Global Note”) registered in the name of Cede & Co., as nominee for The Depository Trust Company.
3.2    Conditions Precedent to Disbursement.
3.2.1    Conditions to Purchasers’ Obligation. The obligation of the Purchaser to consummate the purchase of the Purchased Subordinated Note at Closing and to effect the Disbursement is subject to delivery by or at the direction of Company to the Purchaser (or, with respect to the Indenture and the Subordinated Notes, the Trustee) each of the following (or written waiver by the Purchaser prior to the Closing of such delivery):
3.2.1.1    Transaction Documents. This Agreement, the Indenture, the Global Note and the Registration Rights Agreement (collectively, the “Transaction Documents”), each duly authorized and executed by Company.
3.2.1.2    Authority Documents.

(a)	A copy, certified by the Secretary or Assistant Secretary of Company, of the Articles of Incorporation, of Company;

(b)	A good standing certificate of Company issued by the State Corporation Commission of the Commonwealth of Virginia;

(c)	A copy, certified by the Secretary or Assistant Secretary, of the Bylaws of Company;

(d)
A copy, certified by the Secretary or Assistant Secretary of Company, of the resolutions of the board of directors of Company authorizing the execution, delivery and performance of the Transaction Documents; and

(e)
An incumbency certificate of the Secretary or Assistant Secretary of Company certifying the names of the officer or officers of Company authorized to sign the Transaction Documents and the other documents provided for in this Agreement.

3.2.1.3    The opinion of Troutman Sanders LLP, counsel to Company, dated as of the Closing Date, substantially in the form set forth at Exhibit C attached hereto addressed to the Purchaser.

3.2.1.4    Other Documents. Such other certificates, affidavits, schedules, resolutions, notes and/or other documents which are provided for hereunder or as the Purchaser may reasonably request.
3.2.2    Conditions to Company’s Obligation.
3.2.2.1    Since the date of this Agreement, there shall not have been any action taken, or any law, rule or regulation enacted, entered, enforced or deemed applicable to Company or its Subsidiaries or the transactions contemplated by this Agreement by any Governmental Agency which imposes any restriction or condition that Company determines, in its reasonable good faith judgment, is materially and unreasonably burdensome on Company’s business or would materially reduce the economic benefits of the transactions contemplated by this Agreement to Company to such a degree that Company would not have entered into this Agreement had such condition or restriction been known to it on the date hereof.
3.2.2.2    With respect to the Purchaser, the obligation of Company to consummate the sale of the Purchased Subordinated Note and to effect the Closing is subject to delivery by or at the direction of the Purchaser to Company each of the following (or written waiver by Company prior to the Closing of such delivery):

(a)	Transaction Documents. This Agreement and the Registration Rights Agreement, each duly authorized and executed by the Purchaser.
4.    REPRESENTATIONS AND WARRANTIES OF COMPANY.
Company hereby represents and warrants to the Purchaser as follows:
4.1    Organization and Authority.
4.1.3    Organization Matters of Company and Its Subsidiaries.
4.1.3.1    Company is validly existing and in good standing under the laws of the Commonwealth of Virginia and has all requisite corporate power and authority to conduct its business and activities as presently conducted, to own its properties, and to perform its obligations under the Transaction Documents. Company is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect. Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended.
4.1.3.2    Each Subsidiary of Company either has been duly organized and is validly existing as a corporation or limited liability company, or has been duly chartered and is validly existing as a Virginia state-chartered bank, in each case in good standing under the laws of the jurisdiction of its incorporation, has corporate power and authority to own, lease and operate its properties and to conduct its business and is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect. All of the issued and outstanding shares of capital stock or other equity interests in each Subsidiary of Company have been duly authorized and validly issued, are fully paid and non-assessable and are owned by Company, directly or through Subsidiaries of Company, free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim; none of the outstanding shares of capital stock of, or other equity interests in, any Subsidiary of Company were issued in violation of the preemptive or similar rights of any securityholder of such Subsidiary or any other entity.
4.1.3.3    Bank is a Virginia state-chartered bank. The deposit accounts of Bank are insured by the FDIC up to applicable limits. Neither Company nor Bank has received any notice or other information indicating that Bank is not an “insured depository institution” as defined in 12 U.S.C. Section 1813, nor has any event occurred which could reasonably be expected to adversely affect the status of Bank as an FDIC-insured institution.
4.1.4    Capital Stock and Related Matters. All of the outstanding capital stock of Company has been duly authorized and validly issued and is fully paid and nonassessable. There are, as of the date hereof, no outstanding options, rights, warrants or other agreements or instruments obligating Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Company or obligating Company to grant, extend or enter into any such agreement or commitment to any Person other than Company except (i) pursuant to Company’s equity incentive plans duly adopted by Company’s Board of Directors and (ii) the warrants issued to Community BanCapital, L.P.
4.1.5    Subsidiaries. Each of Company’s Subsidiaries that is a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X is reflected in its Annual Report on Form 10‑K for the fiscal year ended December 31, 2014.
4.2    No Impediment to Transactions.
4.2.1    Transaction is Legal and Authorized. The issuance of the Subordinated Notes, pursuant to the Indenture, the borrowing of the aggregate of the Purchased Subordinated Note Amounts, the execution of the Transaction Documents and compliance by Company with all of the provisions of the Transaction Documents are within the corporate and other powers of Company.
4.2.2    Agreement, Indenture and Registration Rights Agreement. The Agreement, the Indenture and the Registration Rights Agreement have been duly authorized, executed and delivered, and, assuming due authorization, execution and delivery by the other parties thereto, including the Trustee for purposes of the Indenture, are the legal, valid and binding obligations of Company, enforceable in accordance with their terms, except, with respect to the Indenture, as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally or by general equitable principles.

4.2.3    Subordinated Notes. The Subordinated Notes have been duly authorized by Company and when executed by Company and completed and authenticated by the Trustee in accordance with, and in the forms contemplated by, the Indenture and issued, delivered and paid for as provided in this Agreement, will have been duly issued under the Indenture and will constitute legal, valid and binding obligations of Company, entitled to the benefit of the Indenture and enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally or by general equitable principles. When executed and delivered, the Subordinated Notes will be substantially in the form contemplated by the Indenture.
4.2.4    No Defaults or Restrictions. Neither the execution and delivery of the Transaction Documents nor compliance with their respective terms and conditions will (whether with or without the giving of notice or lapse of time or both) (A) violate, conflict with or result in a breach of, or constitute a default under: (1) the respective articles of incorporation, bylaws, charter, operating agreement or similar organizational documents of Company or its Subsidiaries; (2) any of the terms, obligations, covenants, conditions or provisions of any corporate restriction or of any contract, agreement, indenture, mortgage, deed of trust, pledge, bank loan or credit agreement, or any other agreement or instrument to which Company or Bank, as applicable, is now a party or by which it or any of its properties may be bound or affected; (3) any judgment, order, writ, injunction, decree or demand of any court, arbitrator, grand jury, or Governmental Agency; or (4) any statute, rule or regulation applicable to Company or any of its Subsidiaries, except, in the case of items (2), (3) or (4), for such violations and conflicts that would not reasonably be expected to have, singularly or in the aggregate, a Material Adverse Effect on Company, or (B) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any property or asset of Company or Bank. Neither Company nor Bank is in default in the performance, observance or fulfillment of any of the terms, obligations, covenants, conditions or provisions contained in any indenture or other agreement creating, evidencing or securing Indebtedness of any kind or pursuant to which any such Indebtedness is issued, or any other agreement or instrument to which Company or Bank, as applicable, is a party or by which Company or Bank, as applicable, or any of its properties may be bound or affected, except, in each case, only such defaults that would not reasonably be expected to have, singularly or in the aggregate, a Material Adverse Effect on Company.
4.2.5    Governmental Consent. No governmental orders, permissions, consents, approvals or authorizations are required to be obtained by Company that have not been obtained, and no registrations or declarations are required to be filed by Company that have not been filed in connection with, or, in contemplation of, the execution and delivery of, and performance under, the Transaction Documents, except as may be required pursuant to the Registration Rights Agreement, Regulation D or any applicable state securities laws.
4.3    Possession of Licenses and Permits. Company and its Subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate Governmental Agencies necessary to conduct the business now operated by it except where the failure to possess such Governmental Licenses would not, singularly or in the aggregate, have a Material Adverse Effect on Company or such applicable Subsidiary; Company and each Subsidiary of Company is in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, singly or in the aggregate, have a Material Adverse Effect on Company or such applicable Subsidiary of Company; all of the Governmental Licenses are valid and in full force and effect, except where the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not have a Material Adverse Effect on Company or such applicable Subsidiary of Company; and neither Company nor any Subsidiary of Company has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses.
4.4    Financial Condition.
4.4.1    Company Financial Statements. The financial statements of Company included in Company’s SEC Reports (including the related notes, where applicable) (A) have been prepared from, and are in accordance with, the books and records of Company; (B) fairly present in all material respects the results of operations, cash flows, changes in stockholders’ equity and financial position of Company and its consolidated Subsidiaries, for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), as applicable; (C) complied as to form, as of their respective dates of filing in all material respects with applicable accounting and banking requirements as applicable, with respect thereto; and (D) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto and Regulation S-X promulgated under the Securities Act. Company does not have any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Company contained in Company SEC Reports for Company’s most recently completed quarterly or annual fiscal period, as applicable, and for liabilities incurred in the ordinary course of business consistent with past practice or in connection with this Agreement and the transactions contemplated hereby or in connection with the Agreement and Plan of Reorganization by and among Company, 1st Portfolio Holding Corporation, and John Oswald, solely in his capacity as the FP Representative, dated as of May 13, 2015, and the transactions contemplated thereby.
4.4.2    Absence of Default. Since the date of the latest audited financial statements included in Company’s SEC Reports, no event has occurred which either of itself or with the lapse of time or the giving of notice or both, would give any creditor of Company the right to accelerate the maturity of any material Indebtedness of Company. Company is not in default under any other Lease, agreement or instrument, or any law, rule, regulation, order, writ, injunction, decree, determination or award, non-compliance with which could reasonably be expected to result in a Material Adverse Effect on Company.
4.4.3    Solvency. After giving effect to the consummation of the transactions contemplated by this Agreement, Company has capital sufficient to carry on its business and transactions and is solvent and able to pay its debts as they mature. No transfer of property is being made and no Indebtedness is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Company or any Subsidiary of Company.
4.4.4    Ownership of Property. Company and each of its Subsidiaries has good and marketable title as to all real property owned by it and good title to all assets and properties owned by Company and such Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the most recent balance sheet contained in Company’s SEC Reports or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheet), subject to no encumbrances, liens, mortgages, security interests or pledges, except (A) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to the Federal Home Loan Bank, inter-bank credit facilities, reverse repurchase agreements or any transaction by Bank acting in a fiduciary capacity, (B) statutory liens for amounts not yet delinquent or which are being contested in good faith and (C) such as do not, singly or in the aggregate, materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by Company or any of its Subsidiaries. Company and each of its Subsidiaries, as lessee, has the right under valid and existing Leases of real and personal properties that are material to Company or such Subsidiary, as applicable, in the conduct of its business to occupy or use all such properties as presently occupied and used by it. Such existing Leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such Leases and lease commitments are as disclosed in all material respects in Company’s SEC Reports.
4.5    No Material Adverse Change. Since the date of the latest audited financial statements included in Company’s SEC Reports, there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect on Company or any of its Subsidiaries.
4.6    Legal Matters.
4.6.1    Compliance with Law. Company and each of its Subsidiaries (A) has complied with and (B) is not, to Company’s knowledge, under investigation with respect to, and, to Company’s knowledge, have not been threatened to be charged with or given any notice of any material violation of any applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government, or any instrumentality or agency thereof, having jurisdiction over the conduct of its business or the ownership of its properties, except where any such failure to comply or violation would not reasonably be expected to have a Material Adverse Effect on Company or any of its Subsidiaries.
4.6.2    Regulatory Enforcement Actions. Company, Bank and its other Subsidiaries are in compliance in all material respects with all laws administered by and regulations of any Governmental Agency applicable to it or to them, the failure to comply with which would have a Material Adverse Effect. None of Company, Bank, Company’s Subsidiaries nor any of their officers or directors is now operating under any restrictions, agreements, memoranda, or commitments (other than restrictions of general application) imposed by any Governmental Agency, nor are, to Company’s knowledge, (A) any such restrictions threatened or (B) any agreements, memoranda or commitments being sought by any Governmental Agency. Neither Company nor Bank is currently unable to pay dividends or make distributions to its shareholders with respect to any class of its equity securities, or prohibited from paying principal or interest on its debt obligations, due to a restriction or limitation, whether by statute, contract or otherwise, and, in the reasonable judgment of Company’s management, neither Company nor Bank will be unable in the foreseeable future to pay dividends or make distributions with respect to any class of equity securities, or be prohibited from paying principal or interest on its debt obligations, due to a restriction or limitation, whether by statute, contract or otherwise.
4.6.3    Pending Litigation. There are no actions, suits, proceedings or written agreements pending, or, to Company’s knowledge, threatened or proposed, against Company, Bank, or any of its other Subsidiaries at law or in equity or before or by any federal, state, municipal, or other governmental department, commission, board, or other administrative agency, domestic or foreign, that, either separately or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Company or any of its Subsidiaries or affect issuance or payment of the Subordinated Notes; and neither Company nor any of its Subsidiaries is a party to or named as subject to the provisions of any order, writ, injunction, or decree of, or any written agreement with, any court, commission, board or agency, domestic or foreign, that either separately or in the aggregate, will have a Material Adverse Effect on Company or any of its Subsidiaries.
4.6.4    Environmental. Neither Company nor Bank is in violation of any statute or any rule, regulation, decision or order of any Governmental Agency or any court, domestic or foreign, relating to the use, production, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), owns or operates any real property contaminated in violation of Environmental Laws with any substance that is subject to any Environmental Laws, is liable for any off-site disposal or contamination pursuant to any Environmental Laws, or is subject to any claim relating to any Environmental Laws, which violation, contamination, liability or claim, individually or in the aggregate, would have a Material Adverse Effect on Company; and Company is not aware of any pending investigation which might lead to such a claim.
4.6.5    Brokerage Commissions. Except for commissions paid to the Placement Agents, neither Company nor any Affiliate of Company is obligated to pay any brokerage commission or finder’s fee to any Person in connection with the transactions contemplated by this Agreement.
4.6.6    Investment Company Act. Neither Company nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
4.7    No Misstatement. No information, exhibit, report, schedule or document, when viewed together as a whole, furnished by Company to the Purchaser in connection with the negotiation, execution or performance of this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

4.8    Reporting Compliance. Company is subject to, and is in compliance in all material respects with, the reporting requirements of Section 13 and Section 15(d), as applicable, of the Securities Exchange Act of 1934, as amended, and the rules and the regulations of the SEC thereunder (collectively, the “Exchange Act”). Company’s SEC Reports at the time they were or hereafter are filed with the SEC, complied in all material respects with the requirements of the Exchange Act and did not and do not include any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
4.9    Internal Control over Financial Reporting. Company and its Subsidiaries maintain systems of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that comply with the requirements of the Exchange Act and have been designed by, or under the supervision of, their respective principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including, but not limited to, a system of accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since the end of Company’s most recent audited fiscal year, (y) Company has no knowledge of (i) any material weakness in Company’s internal control over financial reporting (whether or not remediated) or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal controls and (z) there has been no change in Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, Company’s internal control over financial reporting.
4.10    Disclosure Controls and Procedures. Company and its Subsidiaries maintain an effective system of disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 of the Exchange Act), that (i) are designed to ensure that information required to be disclosed by Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and that material information relating to Company and its Subsidiaries is made known to Company’s principal executive officer and principal financial officer by others within Company and its Subsidiaries to allow timely decisions regarding disclosure, and (ii) are effective in all material respects to perform the functions for which they were established. As of the date hereof, Company has no knowledge that would reasonably cause it to believe that the evaluation to be conducted of the effectiveness of Company’s disclosure controls and procedures for the most recently ended fiscal quarter period will result in a finding that such disclosure controls and procedures are ineffective for such quarter ended.
4.11    No Registration. Other than the Purchaser and the Other Purchasers with respect to the Subordinated Notes, no person has the right to require Company or any of its Subsidiaries to register any securities for sale under the Securities Act by reason of acts required to be taken by Company pursuant to the terms of the Registration Rights Agreement or the issuance and sale of the Subordinated Notes to be sold by Company hereunder and pursuant to the Other Private Placements.
4.12    Independent Registered Public Accounting Firm. BDO USA, LLP, the accounting firm that audited the financial statements for the year ended December 31, 2014 of Company, is an independent registered public accounting firm as required by the Securities Act and the regulations promulgated thereunder. With respect to Company, BDO USA, LLP is not and has not been in violation of the auditor independence requirements of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”) and the related rules and regulations of the Commission.
4.1    Taxes. All United States federal income tax returns of Company and Bank required by law to be filed have been filed and all taxes shown by such returns or otherwise assessed, which are due and payable, have been paid, except assessments against which appeals have been or will be promptly taken and as to which adequate reserves have been provided. Company and Bank have filed all other tax returns that are required to have been filed by them pursuant to applicable foreign, state, local or other law, except insofar as the failure to file such returns, individually or in the aggregate, would not result in a Material Adverse Effect on Company, and have paid all taxes due pursuant to such returns or pursuant to any assessment received by Company or Bank except for such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided. The charges, accruals and reserves on the books of Company and Bank in respect of any income and corporation tax liability for any years not finally determined are adequate to meet any assessments or re-assessments for additional income tax for any years not finally determined.
4.2    ERISA. Each employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is maintained, administered or contributed to by Company or Bank for employees or former employees of Company and its Affiliates has been maintained in material compliance with its terms and the requirements of any applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Internal Revenue Code of 1986, as amended (the “Code”). No prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code has occurred with respect to any such plan excluding transactions effected pursuant to a statutory or administrative exemption. No “reportable event” (as defined under ERISA) has occurred or is reasonably expected to occur with respect to any “employee benefit plan” established or maintained by Company, Bank or any of their ERISA Affiliates. No “employee benefit plan” (as defined under ERISA) established or maintained by Company, Bank or any of their ERISA Affiliates, if such employee benefit plan were terminated, would have any “amount of unfunded benefit liabilities” (as defined under ERISA). Neither Company, Bank nor any of their ERISA Affiliates has incurred or reasonably expects to incur any liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “employee benefit plan” or (ii) Sections 412, 4971, 4975 or 4980B of the Code. Each employee benefit plan established or maintained by Company, Bank or any of their ERISA Affiliates that is intended to be qualified under Section 401(a) of the Code is so qualified and nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification. “ERISA Affiliate” means, with respect to Company, Bank or a subsidiary of either, any member of any group of organizations described in Sections 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA of which Company, Bank or such subsidiary is a member.
4.3    Insurance. Company and Bank are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged; neither Company nor Bank has been refused any insurance coverage sought or applied for; and Company has no reason to believe that either it or Bank will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect on Company.
4.4    Sarbanes-Oxley. There is and has been no failure on the part of Company or any of Company’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act and the rules and regulations promulgated in connection therewith, including Section 402 related to loans and Sections 302 and 906 related to certifications.
4.5    Contributions to Public Officials. Neither Company, Bank nor, to the best of Company’s knowledge, any director, officer, employee or agent of Company or Bank, has made any contribution or other payment to any official of, or candidate for, any federal, state or foreign office in violation of any law.
4.6    Foreign Corrupt Practices Act. Neither Company nor Bank, nor, to the knowledge of Company, any director, officer, agent, employee, Affiliate or other person acting on behalf of Company or Bank has, in the course of its actions for, or on behalf of, Company or Bank (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any domestic government official, “foreign official” (as defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (collectively, the “FCPA”)) or employee from corporate funds; (iii) violated or is in violation of any provision of the FCPA or any applicable non-U.S. anti-bribery statute or regulation; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any domestic government official, such foreign official or employee; and Company and Bank and Company’s Affiliates have conducted their respective businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.
4.7    Anti-Money Laundering. The operations of Company and Bank are, and have been conducted at all times, in material compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar applicable rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Company or Bank with respect to the Money Laundering Laws is pending or, to the best knowledge of Company, threatened.

4.8    OFAC. Neither Company nor Bank nor, to the knowledge of Company, any director, officer, agent, employee, affiliate or person acting on behalf of Company or Bank is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and Company will not directly or indirectly use the proceeds of this Offering, or lend, contribute or otherwise make available such proceeds to Bank, or any joint venture partner or other person or entity, for the purpose of financing the activities of or business with any person, or in any country or territory, that currently is the subject to any U.S. sanctions administered by OFAC or in any other manner that will result in a violation by any person (including any person participating in the transaction whether as underwriter, advisor, investor or otherwise) of U.S. sanctions administered by OFAC.
4.9    CRA and BSA Compliance. Company and Bank have no knowledge of any facts and circumstances, and have no reason to believe that any facts or circumstances exist, that would cause Bank: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act (“CRA”) and the regulations promulgated thereunder or to be assigned a CRA rating by federal or state banking regulators of lower than “satisfactory”; or (ii) to be deemed to be operating in violation, in any material respect, of the Bank Secrecy Act of 1970 (or otherwise known as the “Currency and Foreign Transactions Reporting Act”), the USA PATRIOT Act (or otherwise known as “Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001”), any order issued with respect to anti-money laundering by OFAC or any other anti-money laundering statute, rule or regulation.
4.10    Well-Capitalized. As of June 30, 2015, Bank met or exceeded the standards necessary to be considered “well capitalized” under the FDIC’s regulatory framework for prompt corrective action.
4.11    Representations and Warranties Generally. The representations and warranties of Company set forth in this Agreement are true and correct as of the date hereof and will be true and correct as of the Closing Date and as otherwise specifically provided herein. Any certificate signed by an officer of Company and delivered to the Purchaser or to counsel for the Purchaser shall be deemed to be a representation and warranty by Company to the Purchaser as to the matters set forth therein.
5.    GENERAL COVENANTS, CONDITIONS AND AGREEMENTS.
Company hereby further covenants and agrees with the Purchaser as follows:
5.1    Compliance with Transaction Documents. Company shall comply with, observe and timely perform each and every one of the covenants, agreements and obligations under the Transaction Documents.
5.2    Absence of Control. It is the intent of the parties to this Agreement that in no event shall the Purchaser, by reason of any of the Transaction Documents, be deemed to control, directly or indirectly, Company, and the Purchaser shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of Company.

5.3    Secondary Market Transactions. The Purchaser shall have the right at any time and from time to time to securitize its Subordinated Notes or any portion thereof in a single asset securitization or a pooled loan securitization of rated single or multi-class securities secured by or evidencing ownership interests in the Subordinated Notes (each such securitization is referred to herein as a “Secondary Market Transaction”). In connection with any such Secondary Market Transaction, Company shall, at Company’s expense, cooperate with the Purchaser and otherwise reasonably assist the Purchaser in satisfying the market standards to which the Purchaser customarily adheres or which may be reasonably required in the marketplace or by applicable rating agencies in connection with any such Secondary Market Transaction. Subject to any written confidentiality obligation, all information regarding Company may be furnished, without liability except in the case of gross negligence or willful misconduct, to the Purchaser and to any Person reasonably deemed necessary by the Purchaser in connection with participation in such Secondary Market Transaction. All documents, financial statements, appraisals and other data relevant to Company or the Subordinated Notes may be retained by any such Person.
6.    REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER.
The Purchaser hereby represents and warrants to Company, and covenants with Company, as follows:
6.1    Legal Power and Authority. It has all necessary power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. It is an entity duly organized, validly existing and in good standing under the laws its jurisdiction of organization.
6.2    Authorization and Execution. The execution, delivery and performance of this Agreement and the Registration Rights Agreement have been duly authorized by all necessary action on the part of the Purchaser, and this Agreement and the Registration Rights Agreement are each a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.
6.3    No Conflicts. Neither the execution, delivery or performance of the Transaction Documents nor the consummation of any of the transactions contemplated thereby will conflict with, violate, constitute a breach of or a default (whether with or without the giving of notice or lapse of time or both) under (i) its organizational documents, (ii) any agreement to which it is party, (iii) any law applicable to it or (iv) any order, writ, judgment, injunction, decree, determination or award binding upon or affecting it.
6.4    Purchase for Investment. It is purchasing the Purchased Subordinated Note for investment for its own account and not with a view to any distribution and with no present intention of reselling, distributing or otherwise disposing of the same. It has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for, or which is likely to compel, a disposition of the Purchased Subordinated Note in any manner.
6.5    Institutional Accredited Investor. It is and will be on the Closing Date an institutional “accredited investor” as such term is defined in Rule 501(a) of Regulation D and as contemplated by subsections (1), (2), (3) and (7) of Rule 501(a) of Regulation D, and has no less than $5,000,000 in total assets.
6.6    Financial and Business Sophistication. It has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the prospective investment in the Subordinated Notes. It has relied solely upon its own knowledge of, and/or the advice of its own legal, financial or other advisors with regard to, the legal, financial, tax and other considerations involved in deciding to invest in the Subordinated Notes.
6.7    Ability to Bear Economic Risk of Investment. It recognizes that an investment in the Subordinated Notes involves substantial risk. It has the ability to bear the economic risk of the prospective investment in the Subordinated Notes, including the ability to hold the Purchased Subordinated Note indefinitely, and further including the ability to bear a complete loss of all of its investment in Company.
6.8    Information. It acknowledges that: (i) it is not being provided with the disclosures that would be required if the offer and sale of the Subordinated Notes were registered under the Securities Act, nor is it being provided with any offering circular or prospectus prepared in connection with the offer and sale of the Subordinated Notes; (ii) it has conducted its own examination of Company and the terms of the Subordinated Notes to the extent it deems necessary to make its decision to invest in the Subordinated Notes; and (iii) it has availed itself of publicly available financial and other information concerning Company to the extent it deems necessary to make its decision to purchase the Purchased Subordinated Note. It has reviewed the information set forth in Company’s SEC Reports and the exhibits and schedules hereto and contained in the data room established by Company.
6.9    Access to Information. It acknowledges that it and its advisors have been furnished with all materials relating to the business, finances and operations of Company that have been requested by it or its advisors and have been given the opportunity to ask questions of, and to receive answers from, persons acting on behalf of Company concerning terms and conditions of the transactions contemplated by this Agreement in order to make an informed and voluntary decision to enter into this Agreement.
6.10    Investment Decision. It has made its own investment decision based upon its own judgment, due diligence and advice from such advisors as it has deemed necessary and not upon any view expressed by any other person or entity, including either Placement Agent. Neither such inquiries nor any other due diligence investigations conducted by it or its advisors or representatives, if any, shall modify, amend or affect its right to rely on Company’s representations and warranties contained herein. It is not relying upon, and has not relied upon, any advice, statement, representation or warranty made by any Person by or on behalf of Company, including, without limitation, either Placement Agent, except for the express statements, representations and warranties of Company made or contained in this Agreement. Furthermore, it acknowledges that (i) the Placement Agents have not performed any due diligence review on behalf of it and (ii) nothing in this Agreement or any other materials presented by or on behalf of Company to it in connection with the purchase of the Purchased Subordinated Note constitutes legal, tax or investment advice.

6.11    Private Placement; No Registration; Restricted Legends. It understands and acknowledges that the Subordinated Notes are being sold by Company without registration under the Securities Act in reliance on the exemption from federal and state registration set forth in, respectively, Rule 506(b) of Regulation D under Section 4(a)(2) of the Securities Act and Section 18 of the Securities Act, or any state securities laws, and accordingly, may be resold, pledged or otherwise transferred only if exemptions from the Securities Act and applicable state securities laws are available to it. It further acknowledges and agrees that all certificates or other instruments representing the Subordinated Notes will bear the restrictive legend set forth in the form of Subordinated Note, which is attached as an exhibit to the Indenture. It further acknowledges its primary responsibilities under the Securities Act and, accordingly, will not sell or otherwise transfer the Subordinated Notes or any interest therein without complying with the requirements of the Securities Act and the rules and regulations promulgated thereunder and the requirements set forth in this Agreement.
6.12    Placement Agents. It will purchase the Purchased Subordinated Note directly from Company and not from either Placement Agent and understands that neither the Placement Agents nor any other broker or dealer have any obligation to make a market in the Subordinated Notes.
6.13    Tier 2 Capital. If all or any portion of the Subordinated Notes ceases to be deemed to be Tier 2 Capital, other than due to the limitation imposed on the capital treatment of subordinated debt during the five (5) years immediately preceding the Maturity Date of the Subordinated Notes, Company will immediately notify the Purchaser, and thereafter Company and the Purchaser will work together in good faith to execute and deliver all agreements as reasonably necessary in order to restructure the applicable portions of the obligations evidenced by the Subordinated Notes to qualify as Tier 2 Capital.
6.14    Accuracy of Representations. It understands that each Placement Agent and Company will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements in connection with the transactions contemplated by this Agreement, and agrees that if any of the representations or acknowledgements made by it are no longer accurate as of the Closing Date, or if any of the agreements made by it are breached on or prior to the Closing Date, it shall promptly notify the Placement Agents and Company.
6.15    Representations and Warranties Generally. The representations and warranties of the Purchaser set forth in this Agreement are true and correct as of the date hereof and will be true and correct as of the Closing Date and as otherwise specifically provided herein. Any certificate signed by a duly authorized representative of the Purchaser and delivered to Company or to counsel for Company shall be deemed to be a representation and warranty by the Purchaser to Company as to the matters set forth therein.
7.    TERMINATION.
7.1    Termination. This Agreement may be terminated prior to the Closing:
7.1.1    by mutual written agreement of Company and the Purchaser;

7.1.2    by Company or the Purchaser, upon written notice to the other party, in the event that the Closing does not occur on or before October 12, 2015; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1.2 shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;
7.1.3    by Company or the Purchaser, upon written notice to the other parties, in the event that any Governmental Agency shall have issued any order, decree or injunction or taken any other action restraining, enjoining or prohibiting any of the transactions contemplated by this Agreement, and such order, decree, injunction or other action shall have become final and nonappealable;
7.1.4    by the Purchaser, upon written notice to Company, if there has been a breach of any representation, warranty, covenant or agreement made by Company in this Agreement, or any such representation or warranty shall have become untrue after the date of this Agreement, in each case such that a closing condition in Section 3.2.1 would not be satisfied and such breach or condition is not curable or, if curable, is not cured by the date set forth in Section 7.1.2; or
7.1.5    by Company, upon written notice to the Purchaser, if there has been a breach of any representation, warranty, covenant or agreement made by the Purchaser in this Agreement, or any such representation or warranty shall have become untrue after the date of this Agreement, in each case such that a closing condition in Section 3.2.2 would not be satisfied and such breach or condition is not curable or, if curable, is not cured by the date set forth in Section 7.1.2.
7.1    Effects of Termination. In the event of any termination of this Agreement as provided in Section 7.1, this Agreement (other than this Article 7 and Article 8, which shall remain in full force and effect) shall forthwith become wholly void and of no further force and effect; provided, that nothing herein shall relieve any party from liability for intentional breach of this Agreement.
8.    MISCELLANEOUS.
8.1    Prohibition on Assignment by Company. Except as described in Article VII of the Indenture, Company may not assign, transfer or delegate any of its rights or obligations under this Agreement or the Subordinated Notes without the prior written consent of the Purchaser and the Other Purchasers.
8.2    Time of the Essence. Time is of the essence of this Agreement.
8.3    Waiver or Amendment; Remedies. No waiver or amendment of any term, provision, condition, covenant or agreement herein shall be effective unless in writing and signed by all of the parties hereto. No failure to exercise or delay in exercising, by the Purchaser of any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof, or the exercise of any other right or remedy provided by law. The rights and remedies provided in this Agreement are cumulative and not exclusive of any right or remedy provided by law or equity.
8.4    Severability. Any provision of this Agreement which is unenforceable or invalid or contrary to law, or the inclusion of which would adversely affect the validity, legality or enforcement of this Agreement, shall be of no effect and, in such case, all the remaining terms and provisions of this Agreement shall subsist and be fully effective according to the tenor of this Agreement the same as though any such invalid portion had never been included herein. Notwithstanding any of the foregoing to the contrary, if any provisions of this Agreement or the application thereof are held invalid or unenforceable only as to particular persons or situations, the remainder of this Agreement, and the application of such provision to persons or situations other than those to which it shall have been held invalid or unenforceable, shall not be affected thereby, but shall continue valid and enforceable to the fullest extent permitted by law.
8.5    Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by facsimile or e-mail, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.
(i)    If to the Purchaser at the address set forth on the signature page attached to this Agreement.
(ii)    If to Company:
WashingtonFirst Bankshares, Inc.
11921 Freedom Drive, Suite 250
Reston, Virginia 20190
Attention:    Richard D. Horn
General Counsel
Telephone: (703) 840-2421
Fax: (703) 707-8307
E-mail: rhorn@wfbi.com

with a copy to (which copy alone shall not constitute notice):
Troutman Sanders LLP
1001 Haxall Point
Richmond, VA 23219
Attention:    Jacob A. Lutz, III, Esq.

Telephone: (804) 697-1490
Fax: (804) 698-6014
E-mail: jake.lutz@troutmansanders.com

8.6    Successors and Assigns. This Agreement shall inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns; except that, unless the Purchaser consents in writing, no assignment made by Company in violation of this Agreement shall be effective or confer any rights on any purported assignee of Company. The term “successors and assigns” will not include a purchaser of any of the Subordinated Notes from the Purchaser merely because of such purchase.
8.7    No Joint Venture. Nothing contained herein or in any document executed pursuant hereto and no action or inaction whatsoever on the part of the Purchaser, shall be deemed to make the Purchaser a partner or joint venturer with Company.
8.8    Documentation. All documents and other matters required by any of the provisions of this Agreement to be submitted or furnished to the Purchaser shall be in form and substance satisfactory to the Purchaser.
8.9    Entire Agreement. This Agreement and the Subordinated Notes along with the Exhibits thereto constitute the entire agreement between the parties hereto with respect to the subject matter hereof and may not be modified or amended in any manner other than by supplemental written agreement executed by the parties hereto. No party, in entering into this Agreement, has relied upon any representation, warranty, covenant, condition or other term that is not set forth in this Agreement or in the Subordinated Notes.
8.10    Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to its laws or principles of conflict of laws. Nothing herein shall be deemed to limit any rights, powers or privileges which the Purchaser may have pursuant to any law of the United States of America or any rule, regulation or order of any department or agency thereof and nothing herein shall be deemed to make unlawful any transaction or conduct by the Purchaser which is lawful pursuant to, or which is permitted by, any of the foregoing.
8.11    No Third Party Beneficiary. This Agreement is made for the sole benefit of Company and the Purchaser, and no other person shall be deemed to have any privity of contract hereunder nor any right to rely hereon to any extent or for any purpose whatsoever, nor shall any other person have any right of action of any kind hereon or be deemed to be a third party beneficiary hereunder; provided, that each Placement Agent may rely on the representations and warranties contained herein to the same extent as if it were a party to this Agreement.
8.12    Legal Tender of United States. All payments hereunder shall be made in coin or currency which at the time of payment is legal tender in the United States of America for public and private debts.

8.13    Captions; Counterparts. Captions contained in this Agreement in no way define, limit or extend the scope or intent of their respective provisions. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. In the event that any signature is delivered by facsimile transmission, or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.
8.14    Knowledge; Discretion. All references herein to the Purchaser’s or Company’s knowledge shall be deemed to mean the knowledge of such party based on the actual knowledge of such party’s Chief Executive Officer and Chief Financial Officer or such other persons holding equivalent offices. Unless specified to the contrary herein, all references herein to an exercise of discretion or judgment by the Purchaser, to the making of a determination or designation by the Purchaser, to the application of the Purchaser’s discretion or opinion, to the granting or withholding of the Purchaser’s consent or approval, to the consideration of whether a matter or thing is satisfactory or acceptable to the Purchaser, or otherwise involving the decision making of the Purchaser, shall be deemed to mean that the Purchaser shall decide using the reasonable discretion or judgment of a prudent lender.
8.15    Waiver Of Right To Jury Trial. TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THAT THEY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING IN ANY WAY IN CONNECTION WITH ANY OF THE TRANSACTION DOCUMENTS, OR ANY OTHER STATEMENTS OR ACTIONS OF COMPANY OR THE PURCHASER. THE PARTIES ACKNOWLEDGE THAT THEY HAVE BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL SELECTED OF THEIR OWN FREE WILL. THE PARTIES FURTHER ACKNOWLEDGE THAT (i) THEY HAVE READ AND UNDERSTAND THE MEANING AND RAMIFICATIONS OF THIS WAIVER, (ii) THIS WAIVER HAS BEEN REVIEWED BY THE PARTIES AND THEIR COUNSEL AND IS A MATERIAL INDUCEMENT FOR ENTRY INTO THIS AGREEMENT AND THE REGISTRATION RIGHTS AGREEMENT AND (iii) THIS WAIVER SHALL BE EFFECTIVE AS TO EACH OF SUCH TRANSACTION DOCUMENTS AS IF FULLY INCORPORATED THEREIN.
8.16    Expenses. Except as otherwise provided in this Agreement, each of the parties will bear and pay all other costs and expenses incurred by it or on its behalf in connection with the transactions contemplated pursuant to this Agreement.
8.17    Survival. Each of the representations and warranties set forth in this Agreement shall survive the consummation of the transactions contemplated hereby for a period of one year after the date hereof. Except as otherwise provided herein, all covenants and agreements contained herein shall survive until, by their respective terms, they are no longer operative.

[Signature Pages Follow]

IN WITNESS WHEREOF, Company has caused this Subordinated Note Purchase Agreement to be executed by its duly authorized representative as of the date first above written.

COMPANY: WASHINGTONFIRST BANKSHARES, INC. By: _________________________ Name: Shaza L. Andersen Title: President and Chief Executive Officer

[Company Signature Page to Subordinated Note Purchase Agreement]

IN WITNESS WHEREOF, the Purchaser has caused this Subordinated Note Purchase Agreement to be executed by its duly authorized representative as of the date first above written.

PURCHASER: [________________________________] By: _______________________ Name: Title: Purchased Subordinated Note Amount: Purchaser’s Address for notice purposes: Attention: Telephone: Fax: E-mail:

[Purchaser Signature Page to Subordinated Note Purchase Agreement]

EXHIBIT A
FORM OF INDENTURE
[see Exhibit 4.4 to the Form 8-K to which this form of Subordinated Note Purchase Agreement is attached as Exhibit 10.25]

Ex. A-1

EXHIBIT B
FORM OF REGISTRATION RIGHTS AGREEMENT
[see Exhibit 10.26 to the Form 8-K to which this form of Subordinated Note Purchase Agreement is attached as Exhibit 10.25]

Ex. B-1

EXHIBIT C
OPINION OF COUNSEL
1.Each of Company and Bank (i) is validly existing and is in good standing under the laws of the Commonwealth of Virginia and (ii) has all corporate power and authority necessary to carry on its business and to own, lease and operate its properties and assets as described in Company’s SEC Reports.
2.Company has all corporate power and authority to execute, deliver and perform its obligations under the Transaction Documents to which it is a party and to consummate the transactions contemplated by the Agreement.
3.The Agreement has been duly authorized, executed and delivered by Company. The Registration Rights Agreement has been duly authorized, executed and delivered by Company. The Indenture has been duly and validly authorized by Company. The Indenture, when executed and delivered by Company and Trustee, will constitute a legal valid and binding obligation of Company, enforceable against Company in accordance with its terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (whether applied by a court of law or equity) and the discretion of the court before which any proceeding therefor may be brought.
4.The Subordinated Notes have been duly authorized and executed by Company and when completed and authenticated by the Trustee in accordance with, and in the forms contemplated by, the Indenture and issued, delivered and paid for as provided in the Agreement and the Indenture, will have been duly executed, authenticated, issued and delivered under the Indenture and will constitute legal, valid and binding obligations of Company, entitled to the benefit of the Indenture and enforceable against Company in accordance with their terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (whether applied by a court of law or equity) and the discretion of the court before which any proceeding therefor may be brought.
5.The execution, delivery by Company of, and the performance by Company of its obligations under, the Transaction Documents and the issuance of the Subordinated Notes will not (i) violate the charter, bylaws or other constitutive documents of Company or Bank, (ii) conflict with or constitute a breach of or a default under (or an event that with notice or the lapse of time, or both, would constitute a default), or require consent under, or result in the creation or imposition of a lien, charge or encumbrance on any property or assets of Company or Bank under any of the documents listed as exhibits to the last annual report on Form 10-K filed by Company prior to the Closing Date and any filing by Company under the Exchange Act thereafter and prior to the Closing Date or (iii) violate any law, statute, rule or regulation of the United States, the State of New York or the Commonwealth of Virginia, or any judgment, order or decree of any Governmental Agency known to such counsel to be applicable to Company or Bank.

Ex. C-1

6.Assuming the accuracy of the representations and warranties of the Purchaser and each of the Other Purchasers set forth in the Note Purchase Agreements, no governmental orders, permissions, consents, approvals or authorizations are required to be obtained by the Company that have not been obtained, and no registrations or declarations are required to be filed by the Company that have not been filed in connection with, or, in contemplation of, the execution and delivery of, and performance under, the Transaction Documents, except as may be required pursuant to the Registration Rights Agreement, Regulation D or any applicable state securities laws, as to which we express no opinion.
7.Assuming the accuracy of the representations and warranties of the Purchaser and each of the Other Purchasers set forth in the Transaction Documents, the Purchased Subordinated Note to be issued and sold by Company to the Purchaser pursuant to the Agreement will be issued in a transaction exempt from the registration requirements of the Securities Act.

Ex. C-2